Exhibit 10.6M

2025 FORM OF

TIME-BASED PROFITS INTEREST UNITS AGREEMENT

PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

The grant pursuant to this agreement (this “Agreement”) is made as of the Grant Date, by OHI Healthcare Properties Limited Partnership (the “Partnership”), a limited partnership controlled by, and an Affiliate (as defined below) of, Omega Healthcare Investors, Inc. (Omega Healthcare Investors, Inc. is hereafter referred to as the “Company”), to                         (the “Recipient”).

Upon and subject to this Agreement (which shall include the Terms and Conditions and Exhibits appended to the execution page) and the Limited Partnership Agreement (as defined herein), the Partnership hereby awards as of the Grant Date to the Recipient the number of Profits Interest Units set forth below (the “Profits Interest Unit Grant” or the “Award”). The underlined and capitalized captions in Items A through E below shall have the meanings therein ascribed to them.

A.	Grant Date: [GRANT DATE].

B.	Plan: (under which Profits Interest Units Grant is granted): Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan.

C.

Profits Interest Units:                    Profits Interest Units. “Profits Interest Units” has the same meaning as “LTIP Units” as defined in the Limited Partnership Agreement, and each Profits Interest Unit represents, on the Grant Date, one “Unvested Profits Interest Unit,” which is one “Unvested LTIP Unit” as defined in and pursuant to the Limited Partnership Agreement, subject to adjustment as provided in the attached Terms and Conditions, and also represents the Partnership’s unsecured obligation to issue to the Recipient distributions described in Item E below.

D.	Vesting of LTIP Units: The Recipient shall become vested in a number of Profits Interest Units (“Vested Profits Interest Units”) as and when determined pursuant to Exhibit 1.

E.

Distributions: The “LTIP Unit Distributions Participation Date” attributable to Profits Interest Units as defined in and pursuant to Section 15.4 of the Limited Partnership Agreement shall be [GRANT DATE], and as a result, with respect to distributions and allocations of Net Income and Net Loss that accrue on and after [GRANT DATE], the Recipient shall receive with respect to each Unvested Profits Interest Unit and each Vested Profits Interest Unit the same distributions and allocations of Net Income and Net Loss pursuant to the Limited Partnership Agreement that are paid to each “LP Unit” as defined therein.

IN WITNESS WHEREOF, the Partnership and the Recipient have executed and agree to be bound by this Agreement effective as of the Grant Date set forth above.

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:

Title:

RECIPIENT

By:

TERMS AND CONDITIONS TO THE

TIME-BASED PROFITS INTEREST UNITS AGREEMENT

PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

1.Conditions to Grant of Profits Interest Units. As a condition of receiving the grant of Profits Interest Units hereunder, the Recipient must (a) execute the representations and warranties set forth on Exhibit 2 attached hereto, and deliver them to the Partnership within ten (10) days of the Grant Date, (b) file with the IRS within thirty (30) days of the Grant Date, a valid election under Code Section 83(b), in substantially the form of Exhibit 3 attached hereto, as to all of the Profits Interest Units and (c) execute the Letter Agreement set forth on Exhibit 4 attached hereto, and deliver it to the Partnership within thirty (30) days of the Grant Date. The Recipient must also deliver to the Partnership, within thirty (30) days after the Grant Date, a copy of the 83(b) election. Failure to comply with the requirements of this Section shall result in the forfeiture of all the Profits Interest Units and the cancellation of this Agreement.

2.Issuance of Profits Interest Units. The Partnership shall record in the name of the Recipient the number of Profits Interest Units (“LTIP Units,” as defined in the Limited Partnership Agreement”) awarded as of the Grant Date. The Partnership and the Recipient acknowledge and agree that the Profits Interest Units are hereby issued to the Recipient for the performance of services to or for the benefit of the Partnership and its Affiliates. If the Recipient is not already a partner of the Partnership pursuant to the Limited Partnership Agreement (defined therein as a “Partner”), the Partnership admits the Recipient as an “LTIP Unit Limited Partner” (as defined therein) and a Partner on the terms and conditions in this Agreement, the Plan and the Limited Partnership Agreement. Upon execution of this Agreement, the Recipient shall, automatically and without further action on the Recipient’s part, be deemed to be a signatory of and bound by the Limited Partnership Agreement. At the request of the Partnership, the Recipient shall execute the Limited Partnership Agreement or a counterpart signature page thereto.

3.Rights as a Unitholder. The Profits Interest Units shall be treated as a “profits interest” within the meaning of Revenue Procedure 93-27, and the Recipient shall be treated as having received the interest on the Grant Date as contemplated under Section 4 of Revenue Procedure 2001-43. As the owner of the Profits Interest Units for income tax purposes, the Recipient shall take into account the Recipient’s distributive share of income, gain, loss, deduction and credit associated with the Profits Interest Units as determined in accordance with the terms of the Limited Partnership Agreement and this Agreement.

4.Restrictions on Transfer. The Recipient shall not sell, pledge, assign, transfer or hypothecate, or otherwise dispose of any Profits Interest Units, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to the Profits Interest Units, except as otherwise provided in the Limited Partnership Agreement. Any disposition not made in accordance with this Agreement shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Agreement and the Limited Partnership Agreement.

5.Tax Withholding. If and only if tax withholding applies with respect to the grant, vesting, ownership or disposition of Profits Interest Units, the Company or an Affiliate may

withhold from the Recipient’s wages, or require the Recipient to remit to the Partnership, the Company or an Affiliate, any applicable required tax withholding.

6.Change in Capitalization.

(a)The number and kind of units issuable under this Agreement shall be proportionately adjusted for any non-reciprocal transaction between the Partnership and the holders of partnership interests of the Partnership that causes the per unit value of the Profits Interest Units subject to the Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, non-recurring cash dividend (each, an “Equity Restructuring”). No fractional shares shall be issued in making such adjustment.

(b)In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Partnership’s assets, other material change in the capital structure of the Partnership, or a tender offer for Profits Interest Units (“LTIP Units,” as defined in the Limited Partnership Agreement), in each case that does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the Profits Interest Units hereunder or the terms of this Agreement as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Award, substituting cash, other securities, or other property to replace the Award, or removing of restrictions.

(c)All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)The existence of the Plan and the Profits Interest Unit Grant shall not affect the right or power of the Partnership to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Partnership, any issue of debt or equity securities having preferences or priorities as to the Profits Interest Units or the rights thereof, the dissolution or liquidation of the Partnership, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7.Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Profits Interest Units shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

8.Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

10.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.Entire Agreement. This Agreement and the Limited Partnership Agreement, together with the terms and conditions set forth in the Plan, express the entire understanding and agreement of the parties with respect to the subject matter. In the event of a conflict between the terms of the Plan or the Limited Partnership Agreement and this Agreement, the Plan and the Limited Partnership Agreement shall govern.

12.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.No Right to Continued Retention. Neither the establishment of the Plan nor the Award hereunder shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

14.Tax Effects under 409A. It is intended that the Award under this Agreement be exempt from Section 409A of the Internal Revenue Code (the “Code”) as a current grant of a profits interest as provided in Section 3 hereof.

15.Headings and Capitalized Terms. Except as otherwise provided in this Agreement, section headings used herein are for convenience of reference only and shall not be considered in construing this Award. Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Plan.

16.Definitions. As used in these Terms and Conditions and this Agreement:

“Board” means the board of directors of the Company.

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (a) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (b) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Limited Partnership Agreement” means the Second Amended and Restated Agreement of OHI Healthcare Properties Limited Partnership, dated as of April 1, 2015, as it may be amended or any successor agreement thereto.

EXHIBIT 1

VESTING SCHEDULE

The Profits Interest Units shall become Vested Profits Interest Units on the next annual meeting of stockholders of the Company after the Grant Date (the “Vesting Date”), provided the Recipient remains at all times a director, employee, or consultant of the Company or an Affiliate from the Grant Date to such Vesting Date. Profits Interest Units which are not vested shall become Vested Profits Interest Units if before the Vesting Date (1) the Recipient ceases to be a director, employee, or consultant of the Company due to death or Disability, (2) a Change in Control occurs while the Recipient remains a director, employee, or consultant of the Company or an Affiliate or (3) an event approved by the Committee as resulting in vesting occurs. Except as provided above, Profits Interest Units which are not Vested Profits Interest Units at the time that the Recipient ceases to be a director, employee, or consultant of the Company or an Affiliate shall be forfeited to the Company.

Exhibit 1 – Page 1

EXHIBIT 2

Representations and Warranties of the Recipient

In connection with the grant of the Profits Interest Units pursuant to the Agreement, the Recipient hereby represents and warrants to the Partnership that:

1.The Recipient is acquiring the Profits Interest Units for the Recipient’s own account with the present intention of holding the Profits Interest Units for investment purposes and not with a view to distribute or sell the Profits Interest Units, except in compliance with federal securities laws or applicable securities laws of other jurisdictions;

2.The Recipient acknowledges that the Profits Interest Units have not been registered under the Securities Act of 1933 (the “1933 Act”) or applicable securities laws of other jurisdictions and that the Profits Interest Units will be issued to the Recipient in reliance on exemptions from the registration requirements provided by Sections 3(b) or 4(2) of the 1933 Act and the rules and regulations promulgated thereunder and applicable securities laws of other jurisdictions and in reliance on the Recipient’s representations and agreements contained herein;

3.The Recipient is a director of an Affiliate of the Partnership;

4.The Recipient acknowledges that the Profits Interest Units are subject to the restrictions contained in the Limited Partnership Agreement, and the Recipient has received and reviewed a copy of the Limited Partnership Agreement;

5.The Recipient has had the opportunity to ask questions of and receive answers from the Partnership and any person acting on its behalf concerning the terms and conditions of the Profits Interest Units awarded hereunder and has had full access to such other information concerning the Partnership and its Affiliates as the Recipient may have requested in making the Recipient’s decision to invest in the Profits Interest Units being issued hereunder;

6.The Recipient has such knowledge and experience in financial and business matters that the Recipient is capable of evaluating the merits and risks of the acquisition of the Profits Interest Units hereunder and the Recipient is able to bear the economic risk, if any, of such acquisition;

7.The Recipient has only relied on the advice of, or has consulted with, the Recipient’s own legal, financial and tax advisors, and the determination of the Recipient to acquire the Profits Interest Units pursuant to this Agreement has been made by the Recipient independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership or its Affiliates which may have been made or given by any other person or by any agent or employee of such person and independent of the fact that any other person has decided to become a holder of Profits Interest Units;

8.None of the Partnership or any of its Affiliates has made any representation or agreement to the Recipient with respect to the income tax consequences of the issuance, ownership or vesting of Profits Interest Units or the transactions contemplated by this Agreement (including without limitation the making of an election under Code Section 83(b)), and the Recipient is in no

Exhibit 2 – Page 1

manner relying on the Partnership or any Affiliate or their representatives for an assessment of tax consequences to the Recipient. The Recipient is advised to consult with the Recipient’s own tax advisor with respect to the tax consequences;

9.The Recipient is not acquiring the Profits Interest Units as a result of, or subsequent to, any publicly disseminated advertisement, article, sales literature, publication, broadcast or any public seminar or meeting or any solicitation nor is the Recipient aware of any offers made to other persons by such means;

10.The Recipient understands and agrees that if certificates representing the Profits Interest Units are issued, such certificates may bear such restrictive legends as the Partnership or its legal counsel may deem necessary or advisable under applicable law or pursuant to this Agreement;

11.The Profits Interest Units cannot be offered for sale, sold or transferred by the Recipient other than pursuant to: (i) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (ii) evidence satisfactory to the Partnership of compliance with the applicable securities laws of other jurisdictions. The Partnership shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

12.The Partnership shall be under no obligation to register the Profits Interest Units or to comply with any exemption available for sale of the Profits Interest Units without registration or filing; and

13.The Recipient agrees to furnish any additional information requested to assure compliance with applicable securities laws in connection with the issuance or holding of Profits Interest Units. The Recipient acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with applicable federal and state laws. Notwithstanding anything to the contrary herein, the Plan shall be administered and the grant of Profits Interest Units is made only in such manner as to conform to such laws. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws. By execution below, the Recipient acknowledges that the Recipient has received a copy of the Agreement, the Limited Partnership Agreement and the Plan.

RECIPIENT

Signature	Date	Name

Exhibit 2 – Page 2

EXHIBIT 3

SECTION 83(b) ELECTION

The undersigned hereby elects to be taxed pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned is:

Taxpayer I.D. No.:
2.	Description of property with respect to which the election is being made:

               Profits Interest Units of OHI Healthcare Properties Limited Partnership (the “Profits Interest Units,” defined in the OHI Healthcare Properties Limited Partnership as “LTIP Units”).

3.	The date on which the property was transferred:

The Profits Interest Units were transferred on [GRANT DATE].

4.The taxable year to which this election relates is calendar year [YEAR].

5.	The nature of the restriction(s) to which the property is subject is:

The Profits Interest Units shall vest on specified vesting dates or vesting events subsequent to the property transfer date, provided that the taxpayer continues to perform services for OHI Healthcare Properties Limited Partnership (the “Partnership”) or an affiliate. In the event the taxpayer ceases to perform services for the Partnership and its affiliates prior to the final vesting date, any unvested Profits Interest Units shall be forfeited back to the Partnership.

6.	Fair Market Value:

Because the Profits Interest Units constitute a profits interest, the grant of the interest is not taxable under Code Section 83 pursuant to Revenue Procedure 93-27 and Revenue Procedure 2001-43. Therefore, the taxpayer is reporting that the fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made as $0 per Profits Interest Unit.

7.	Amount paid for property:

The taxpayer did not pay for the Profits Interest Units.

8.	Furnishing statement to the person for whom services are performed:

A copy of this statement has been furnished to the Partnership.

By:	Date:

Exhibit 3 – Page 1

EXHIBIT 4

LETTER AGREEMENT

The undersigned,                                     , (the “Limited Partner”), OHI Healthcare Properties Limited Partnership (the “Partnership”), and Omega Healthcare Investors, Inc., as the Partnership’s general partner (“Omega” or the “General Partner”) in connection with the grant of a limited partnership interest in the Partnership to the Limited Partner as of [GRANT DATE] pursuant to that certain Time-Based Profits Interest Units Agreement, made as of [GRANT DATE], by and between the Partnership and the Limited Partner, hereby agree as follows effective as of [GRANT DATE] (the “Effective Date”). Capitalized terms used herein without definition will have the meaning assigned to them in the Second Amended and Restated Agreement of OHI Healthcare Properties Limited Partnership, dated as of April 1, 2015, as it may be amended or any successor agreement thereof (the “Partnership Agreement”). All “Section” references herein are references to sections of the Partnership Agreement unless otherwise specified.

Notwithstanding anything to the contrary in the Partnership Agreement, the Limited Partner agrees that with respect to the Limited Partner (and its successors and assigns) and any and all LP Units held as of the date hereof and any LP Units acquired hereafter, the last sentence of Section 8.6(a) is deleted in its entirety and replaced with the following (new language bold and double-underlined):

The Cash Amount shall be payable to the Tendering Partner on the Specified Redemption Date; provided, however, that the Partnership shall be entitled to offset against, and deduct from, the Cash Amount that is payable to the Tendering Partner any amounts payable under or owed by the Tendering Partner pursuant to any security deposit indemnity agreement between the Tendering Partner and the Partnership or any of its Affiliates; and provided further, that the Partnership shall be entitled, in the General Partner’s sole discretion, to reduce the Cash Amount by an administrative allocation amount of up to 1% of the Cash Amount.

For the avoidance of doubt, Section 8.6(a) as amended above shall apply to any redemption of LP Units by the Limited Partner (and its successors and assigns) after the date hereof, regardless of when any such LP Units were acquired, granted, or received.

Each party to this letter agreement represents and warrants to each other party that (i) the representing party has duly authorized the execution, delivery, and performance of this letter agreement; (ii) the terms of this letter agreement are binding upon, and enforceable against, the representing party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (iii) the execution, delivery and performance of this letter agreement by such representing party does not and will not violate any agreement or arrangement to which it is a party or by which it may be bound, or any order or decree to which such party is subject.

Exhibit 4 – Page 1

Where there is any inconsistency between the terms of this letter agreement, on the one hand, and the Partnership Agreement, or any other document or agreement relating to the Limited Partner’s LP Units, on the other hand, the terms of this letter agreement shall prevail.

This letter agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

This letter agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

Each of the undersigned parties hereto acknowledge and agree that this letter agreement and any subsequent amendment may be executed by electronic signature, which shall have the same legal force and effect as a handwritten signature.

Exhibit 4 – Page 2

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the date first written above.

Partnership:

OHI Healthcare Properties Limited Partnership

By: Omega Healthcare Investors, Inc.
Its: General Partner

By:
Name:
Title:

General Partner:

Omega Healthcare Investors, Inc.

By:
Name:
Title:

Limited Partner:

Name:

Exhibit 4 – Page 3